SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

January 4, 2001

CSB Bancorp, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio	0-21714	34-1687530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

6 West Jackson Street, P.O. Box 232, Millersburg, Ohio	44654
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (330) 674-9015

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

On January 4, 2001, CSB Bancorp, Inc. and its subsidiary bank, The Commercial and Savings Bank of Millersburg, announced that a request made to the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions that a fourth quarter shareholder dividend be paid was denied. A copy of the letter to shareholders is attached to this report as Exhibit 99.1.

Item 7. Financial Statements and Exhibits

(a)	Exhibits
	99.1	Letter to Shareholders dated January 4, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB BANCORP, INC.

Date: January 5, 2001	By: /s/ C. James Bess
C. James Bess Interim President and Chief Executive Officer

Exhibit 99.1

January 4, 2001

To Our Shareholders:

As you are aware, we are under a Written Agreement with our regulators. Under the terms of the Written Agreement, the Board of Directors must seek the approval of the Ohio Division of Financial Institutions and the Federal Reserve Bank to pay any dividends. The Board's request to pay a fourth quarter dividend has been denied by the Ohio Division of Financial Institutions and the Federal Reserve Bank. The Board believes that the decision of the regulators was based in part on the fact that, in the fourth quarter of 2000, $2,000,000 was added to the allowance for loan losses.

The Board and Management are working diligently to strengthen the Bank's management, administration, asset quality and internal controls. We believe that substantial progress has been made in addressing the concerns of the regulators and in strengthening the Bank. That progress will continue. Although no assurance can be given at this time, the Board is hopeful that the resumption of dividend payments will be authorized during 2001.

We continue to strive to serve the best interests of all shareholders. We believe that we must continue our progress and deliver quality and timely service to our customers. As long as we meet these goals, the Board is encouraged about the Bank's prospects for reaching its operating and profitability potentials on a prudent, safe and sound basis.

Thank you for your continuing support. We look forward to serving you in 2001 and many years to come. Please do not hesitate to contact either of us regarding any questions you may have.

Sincerely,

/s/ Daniel J. Miller

Daniel J. Miller

Chairman of the Board

/s/ C. James Bess

C. James Bess

Interim President and CEO